UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36728	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

465 State Route 17, Ramsey, New Jersey		07446
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2015, ADMA Biologics, Inc., ADMA Plasma Biologics, Inc. and ADMA Bio Centers Georgia Inc. (collectively, the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”), with Oxford Finance LLC, as collateral agent and lender (“Oxford”) and the other lenders party thereto from time to time (together with Oxford, the “Lenders”), pursuant to which Oxford agreed to make term loans to the Company in an aggregate principal amount of $21.0 million, subject to the terms and conditions set forth in the Loan Agreement (the “Loan Facility”). In connection with securing the Loan Facility, the Company prepaid all outstanding amounts under its Loan and Security Agreement, dated December 21, 2012, with Hercules Technology Growth Capital, Inc. (the “Prior Lender”), as amended from time to time (the “Prior Loan Agreement”), as more fully described in Item 1.02 of this Current Report on Form 8-K.

The Company drew down the initial term loan in the aggregate principal amount of $16.0 million (the “Term A Loan”) on June 19, 2015. The Term A Loan accrues interest at a rate equal to the greater of (i) 7.80% or (ii) the sum of the three-month LIBOR rate plus 7.54% per annum (the “Term Loan Interest Rate”). The Company is required to make interest-only payments for the period ending January 31, 2017, and starting on February 1, 2017 (the “Amortization Commencement Date”), the Company is required to make payments of principal and accrued interest in equal monthly installments sufficient to amortize the Term A Loan over the next thirty-six months, through January 1, 2020 (the “Maturity Date;” and such repayment period, the “Amortization Period”). However, if the Company obtains approval from the U.S. Food and Drug Administration of the Biologics License Application (the “BLA Approval”) for the Company's product candidate, currently referred to as RI-002, on or before January 31, 2017, the Amortization Commencement Date will be deferred to August 1, 2017, and, within thirty days after BLA Approval, the Company may draw down an additional term loan (the “Term B Loan” and, together with the Term A Loan, the “Term Loans”) in the aggregate principal amount up to $5.0 million.  The Term Loans will accrue interest at the Term Loan Interest Rate. If the Company elects to use the additional six months of interest-only payments following receipt of BLA Approval for RI-002, the Amortization Period for the aggregate principal amount of the Term Loans will be shortened to thirty months, ending on the Maturity Date.

As security for its obligations under the Loan Agreement, the Company granted a security interest in substantially all of its existing and after-acquired assets, subject to certain exceptions set forth in the Loan Agreement and excluding its intellectual property assets, which are subject to a negative pledge by the Company.

The Company is obligated to pay lender fees and expenses, including facility fees and expenses, in the aggregate amount of approximately $135,000. At maturity of the Term Loans, or earlier repayment in full following voluntary prepayment or upon acceleration, the Company is required to make additional payments in an aggregate amount equal to 8.95% of the funded amount of the Term Loans if the Company does not extend the original interest-only period, and in an aggregate amount of 9.95% of the funded amount of the Term Loans if the interest-only period is extended from eighteen months to twenty-four months (such percentage of the funded amount of the Term Loans, the “Final Payment”).

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, limits or restrictions on the Company’s ability to incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and dispose of assets. In addition, it contains customary events of default that entitle Oxford to cause any or all of the Company’s indebtedness under the Loan Agreement to become immediately due and payable.

Upon the occurrence of certain events, Oxford will have the right, among other remedies, to declare all principal and interest immediately due and payable, and will have the right to receive the final payment fee and, if the payment of principal and interest is due prior to maturity, the applicable Prepayment Fee. These events of default (some of which are subject to applicable grace or cure periods), include, among other things, non-payment defaults, covenant defaults, a material adverse change in the Company, bankruptcy and insolvency defaults and material judgment defaults. The Loan Agreement does not contain financial covenants.  The Company may voluntarily prepay the Term Loan in full, but not in part, and any voluntary or mandatory prepayment is subject to applicable prepayment premiums. The Company will also be required to pay the Final Payment in connection with any voluntary or mandatory prepayment.

On June 19, 2015, pursuant to the terms and conditions of the Loan Agreement, the Company agreed to issue the Lenders warrants (the “Warrants”) to purchase shares of its common stock (“Common Stock”), upon its draw of each tranche of the Term Loans. The aggregate number of shares of Common Stock issuable upon exercise of the Warrants is equal to 3.95% of the amount drawn of such tranche, divided by the average reported closing price per share of Common Stock for the ten (10) consecutive trading days prior to the applicable draw.  Upon the Company's draw down of the Term A Loan, the Company issued to Oxford warrants to purchase an aggregate of up to 74,309 shares of the Company’s common stock at an exercise price equal to $8.51 per share (the “Warrants”). The Warrants are exercisable on or after June 19, 2015 for cash or by net exercise and will expire seven years after their issuance on June 19, 2022.

The foregoing descriptions of the Loan Agreement, the Term Loans and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and the Warrants, copies of which the Company intends to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. A copy of the press release announcing the Loan Facility is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

Termination of Prior Loan Agreement

On June 19, 2015, the Company prepaid all outstanding amounts under the Prior Loan Agreement, at which time the Company’s obligations under the Prior Loan Agreement immediately terminated. The Company paid to the Prior Lender approximately $15.7 million, consisting of the then outstanding principal balance due of approximately $15.0 million, plus accrued but unpaid interest, final payment and other prepayment amounts, and other lender fees and expenses. In connection with the termination, the Prior Lenders agreed to release their security interests in all collateral under the Prior Loan Agreement.

The material terms of the Prior Loan Agreement were previously disclosed in the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December 21, 2012 and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of the Warrants is incorporated by reference into this Item 3.02.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were offered and sold to Oxford in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the annual meeting of stockholders (the “Annual Meeting”) of the Company held on June 23, 2015, the holders of the Company’s common stock voted to elect each of the following Class II directors to serve for a term of three years, until his successor is duly elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
Steven A. Elms	7,002,555	5,000	2,111,587
Adam S. Grossman	7,002,555	5,000	2,111,587
Eric I. Richman	7,002,555	5,000	2,111,587

At the Annual Meeting, the Company's stockholders also voted on the following proposal:

Proposal	For	Against	Abstain
To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015	9,119,142	0	0

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	ADMA Biologics, Inc. Press Release, dated June 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 25, 2015	ADMA Biologics, Inc.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	ADMA Biologics, Inc. Press Release, dated June 22, 2015